Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
Curian / BlackRock Global Long Short Credit Fund (SMF_CC-GC) BlackRock Funds, BlackRock Global Long/Short Credit Fund (BR-GC) Master Total Return Portfolio of Master Bond LLC (MF-BOND) BlackRock Strategic Income Opportunities Portfolio (BR-SIP)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
05-21-2013


Security Type:
BND/CORP



Issuer
PPL Capital Funding, Inc.  (2023)


Selling Underwriter
Merrill Lynch, Pierce, Fenner & Smith Incorporated


Affiliated Underwriter(s)
[X] PNC
[ ] Other:


List of Underwriter(s)
Credit Suisse Securities (USA) LLC, Merrill Lynch,Pierce,Fenner & Smith, Incorporated, RBS Securities Inc, Wells Fargo Securities,LLC., Barclays Capital Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC,UBS Securities LLC, KeyBanc Capital Markets Inc., RBC Capital Markets,LLC, Scotia Capital
(USA) Inc., BNY Mellon Capital Markets,LLC, CIBC World
Markets Corp., Credit Agricole Securities (USA) Inc., Lloyds Securities Inc., PNC Capital Markets LLC, SunTrust Robinson Humphrey,Inc., U.S. Bancorp Investments, Inc.




Transaction Details
Date of Purchase
05-21-2013



Purchase Price/Share
(per share / % of par)
$99.705


Total Commission,
Spread or Profit
0.650%



1.	Aggregate Principal Amount Purchased (a+b)
$15,150,000


a.	US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$13,125,000


b.	Other BlackRock Clients
$2,025,000


2.	Aggregate Principal Amount of Offering
$600,000,000


Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.02525



Legal Requirements


Offering Type (check ONE)

The securities fall into one of the following transaction types (see
Definitions):
[X] U.S. Registered Public Offering	[Issuer must have 3 years of continuous
operations]
[ ] Eligible Rule 144A Offering	[Issuer must have 3 years of continuous
operations]
[ ] Eligible Municipal Securities	[Issuer must have 3 years of continuous
operations]
[ ] Eligible Foreign Offering	[Issuer must have 3 years of continuous
operations]
[ ] Government Securities Offering


Timing and Price (check ONE or BOTH)

[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.


Firm Commitment Offering (check ONE)

[X] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.


No Benefit to Affiliated Underwriter (check ONE)

[X] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.





Completed by: Dillip Behera Global Syndicate Team Member

Date: 05-23-2013





Approved by: Steven DeLaura Global Syndicate Team Member

Date: 05-23-2013